EMPLOYMENT AGREEMENT


          This Employment Agreement is dated as of December __, 1992, and is entered into between Orion Pictures Corporation, a Delaware corporation (the "Corporation"), Orion Home Entertainment Corporation, a Delaware corporation ("OHEC"), Orion Pictures Distribution Corporation, a Delaware corporation ("OPDC"), and Susan Blodgett ("Executive"). References to the Company shall be deemed to include OHEC and OPDC as the context requires.
          WHEREAS, the Company desires to continue to employ Executive and Executive desires to continue to be employed by the Company, and Executive and the Company desire to embody in this Agreement the terms and conditions under which Executive shall be employed.
          NOW, THEREFORE, the parties hereby agree:

                          ARTICLE I
           Employment, Duties and Responsibilities

          1.1 Employment. Executive shall serve as Senior Vice President -- Marketing, of OHEC, and Senior Vice President -- Marketing, of OPDC, effective as of January 2, 1993. Executive hereby accepts such employment. Executive agrees to devote her full time and efforts to promote the interests of the Company.
          1.2 Duties and Responsibilities. Executive shall have such duties and responsibilities as are consistent with her positions. Executive shall report to the Chief

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Executive Officer of OHEC in connection with duties per-
formed for OHEC, and to the President of the Company, or such senior officer of OPDC as he may designate, in connec-tion with duties performed for OPDC. In addition, Executive shall report to such individuals and shall render other executive and administrative services in connection with the business of the Company and its affiliates as may be required from time to time by the President or Board of Directors of the Company.
          1.3 Base of Operation. Executive's principal base of operation for the performance of her duties and responsibilities under this Agreement shall be the offices of the Company in Los Angeles, California; provided, however, that Executive shall perform such duties and responsibilities not involving a permanent transfer of her base of operation outside of the greater Los Angeles metropolitan area at such other places as shall form time to time be reasonably necessary to fulfill her obligations hereunder.

                             ARTICLE II
                               Term
          2.1  Term.  The term of this Agreement (the
"Term") shall commence on January 2, 1993 and shall continue for a period of three years and two months, terminating on February 29, 1996, unless terminated earlier as provided in
Article V.

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                         ARTICLE III
                  Compensation and Expenses
          3.1  Salary, Bonuses and Benefits.  As full
compensation and consideration for the performance by Executive of her obligations under this Agreement, Executive shall be entitled to the following (subject, in each case, to the provisions of Article V hereof):
               (a) Salary. The Company shall pay Executive a base salary during the Term, payable in accordance with the normal payment procedures of the Company and subject to such withholding and other normal employee deductions as may be required by law, at the rate of (i) $182,000 per year from January 2, 1993 through February 28, 1994,
(ii) $192,000 per year from March 1, 1994 through
February 28, 1995, and (iii) $202,000 per year from March 1, 1995 through February 29, 1996, provided, however, that in the event Executive's position with OPDC is terminated for any reason, such annual salary rates shall be reduced prospectively to $130,000, $140,000, and $150,000, as applicable, effective as of the date of such termination.
               (b) Bonus. During the Term, Executive shall participate in the Orion Pictures Corporation Annual Bonus Plan (the "Bonus Plan") and shall be eligible to receive a bonus for each fiscal year of the Company in accordance with, and subject to the terms of, the Bonus Plan, and any agreement executed by Executive in connection with such plan (the "Bonus Agreement"). Executive shall have no right to

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receive bonus compensation other than as specifically set
forth in the Bonus Plan and the Bonus Agreement.
               (c)  Benefits.  Executive shall be eligible
to participate during the Term in such life insurance, health, disability and major medical insurance benefits, and in such other employee benefit plans and programs for the benefit of the employees of the Company, as may be main-tained from time to time during the Term, in each case to the extent and in the manner generally available to other officers of the Company and subject to the terms and provisions of such plan or program, except that Executive shall be entitled to severance under the Company's severance policy only if and to the extent provided under Section 5.5 of this Agreement.
               (d)  Vacation.  Executive shall be entitled
to paid vacation during the Term in accordance with Company policy.
          3.2  Expenses.
               (a)  The Company shall reimburse Executive
for all reasonable expenses incurred in connection with Executive's relocation to the greater Los Angeles metropoli-tan area, including expenses incurred in connection with Executive's purchase of a residence, in accordance with and subject to the terms of the Company's relocation policy.
               (b) The Company will reimburse Executive for reasonable business-related expenses incurred by her in connection with the performance of her duties hereunder

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during the Term, subject, however, to the Company's policies relating to business-related expenses as in effect from time to time during the Term.

                         ARTICLE IV
                      Exclusivity, Etc.
          4.1 Exclusivity; Non-Competition. Executive agrees to perform her duties, responsibilities and obligations hereunder efficiently and to the best of her ability. Executive agrees that she will devote her entire working time, care and attention and best efforts to such duties, responsibilities and obligations throughout the Term. Executive also agrees that during the Term she will not engage in any business activities that are competitive with the business activities of the Company or any of its divisions, subsidiaries or affiliates. Executive agrees that all of her activities as an employee of the Company shall be in conformity with all present and future policies, rules, regulations and directions of the Company not inconsistent with this Agreement.
          4.2 Other Business Ventures. Executive agrees that during the Term she will not own, directly or indirectly, any controlling or substantial stock or other beneficial interest in any business enterprise which is engaged in business activities that are competitive with the business activities of the Company or any of its divisions, subsidiaries or affiliates. Notwithstanding the foregoing,

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Executive may own, directly or indirectly, up to 5% of the
outstanding capital stock of any business having a class of capital stock which is traded on any major stock exchange or in the over-the-counter market.
          4.3  Properties; Business Secrets; and Non-
Solicitation.
               (a)  All right, title and interest of every
kind and nature whatsoever, in and to inventions, patents, trademarks, copyrights, films, scripts, ideas, literary works, creations and properties furnished to the Company or any of its divisions, subsidiaries or affiliates, or used in or in connection with any of the productions or other activities of any of such companies with which Executive is in any way connected in the performance of her duties and obligations hereunder, whether the same were invented, created, written, developed, furnished, produced or disclosed by Executive or by any other party since the inception of Executive's employment with the Company, shall, as between the parties hereto, be, become and remain the sole exclusive property of the Company or such division, subsidiary or affiliate (as the case may be) for any and all purposes and uses whatsoever, and Executive shall have no right, title or interest of any kind or nature therein. Executive hereby fully releases and discharges the Company and all of its divisions, subsidiaries, affiliates, successors, licensees and assigns (if any), and their respective officers, directors and employees, from and

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against any and all claims, demands, damages, liabilities,
costs and expenses arising out of or relating to any such inventions, patents, trademarks, copyrights, films, scripts, ideas, literary works, creations and properties furnished to or used by any of such companies with which Executive may be connected in the performance of Executive's duties and obligations hereunder.
               (b)  Executive agrees that she will not, at
any time during or after the Term, make use of or divulge to any other person, firm or corporation any trade or business secret, process, method or means, or any other confidential information concerning the business or policies of the Company or any of its divisions, subsidiaries or affiliates, which she may have learned in connection with her employment by the Company. For purposes of this Agreement, a "trade or business secret, process, method or means, or any other confidential information" shall mean and include written information treated as confidential or as a trade secret by the Company. Executive's obligation under this Sec-tion 4.3(b) shall not apply to any information which (i) is known publicly; (ii) is in the public domain or hereafter enters the public domain without the fault of Executive;
(iii) is known to Executive prior to her receipt of such information from the Company, as evidenced by written records of Executive or (iv) is hereafter disclosed to Executive by a third party not under an obligation of confidence to the Company. Executive agrees not to remove

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from the premises of the Company, except as an employee of
the Company in pursuit of the business of the Company or except as specifically permitted in writing by the Company, any document or other object containing or reflecting any such confidential information. Executive recognizes that all such documents and objects, whether developed by her or by someone else, will be the sole exclusive property of the Company. Upon termination of her employment hereunder, Executive shall forthwith deliver to the Company all such confidential information, including without limitation all lists of customers, correspondence, accounts, records and any other documents or property made or held by her or under her control in relation to the business or affairs of the Company or its subsidiaries or affiliates, and no copy of any such confidential information shall be retained by her.
               (c)  Executive agrees that, at any time and
from time-to-time during and after the Term, she will execute any and all documents which the Company may deem necessary or appropriate to effectuate the provisions of this Section 4.3. It is also agreed that the provisions of this Section 4.3 shall survive the termination, for any reason, of this Agreement or Executive's employment.

                          ARTICLE V
                         Termination
          5.1 Termination by the Company. The Company shall have the right to terminate Executive's employment at

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any time for "Cause."  For purposes of this Agreement,
"Cause" shall mean (a) Executive's failure, neglect or refusal to fully perform her duties under this Agreement,
(b) Executive's willful and continued failure or refusal to follow directions from her superiors or any other act of insubordination on the part of Executive, (c) the engaging by Executive in willful misconduct which is injurious to the Company or any of its divisions, subsidiaries or affiliates, monetarily or otherwise, (d) the commission by Executive of an act of fraud or embezzlement against the Company or any of its divisions, subsidiaries or affiliates, (e) the conviction of Executive of a felony, or (f) Executive's breach of the provisions of any of Sections 4.1, 4.2 or any other material provision of this Agreement.
          5.2 Death. In the event Executive dies during the Term, this Agreement shall automatically terminate, such termination to be effective on the date of Executive's death.
          5.3 Disability. In the event that Executive suffers a disability which prevents her from substantially performing her duties under this Agreement for a period of at least 60 consecutive days, or 90 non-consecutive days within any 365-day period, the Company shall have the right to terminate this Agreement, such termination to be effective upon the giving of notice to Executive in accordance with Section 6.3 of this Agreement.

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          5.4  Effect of Termination.
               (a)  For Cause; Death; Disability.  In the
event of termination of this Agreement by either party for any reason, the Company's sole obligation under this Agreement, except as set forth in Sections 5.4(b) and (c) of this Agreement, shall be to pay to Executive (or her beneficiary in the event of her death) any base salary earned but not paid to Executive prior to the effective date of such termination.
               (b) Without Cause. In the event of termina-tion of this Agreement by the Company other than for Cause, the Company shall pay Executive the greater of (A) continua-tion of her salary for the number of months remaining in the Term immediately prior to such termination, taking into account scheduled salary increases, or (B) the amount of severance to which Executive would be entitled under the Company's severance policies in effect as of January 2, 1993, determined at the salary level in effect as of the date of her termination. Termination of Executive's position with OPDC shall not entitle Executive to any pay-ment pursuant to this Section 5.4(b) unless such termination occurs in conjunction with a complete termination of this Agreement.
               (c)  Expiration Without Renewal.  In the
event this Agreement expires on February 29, 1996 and the Company has not, prior to such expiration, made an offer in good faith to extend Executive's employment on substantially

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similar terms, the Company shall pay Executive the amount
described in clause (B) of Section 5.4(b) of this Agreement.
               (d)  Right to Bonus Compensation.  Execu-
tive's right to receive bonus compensation upon any termina-tion of her employment with the Company shall be governed exclusively by the terms and conditions of the Bonus Plan and the Bonus Agreement.

                         ARTICLE VI
                        Miscellaneous
          6.1  Life Insurance.  Executive agrees that the
Company or any of its divisions, subsidiaries or affiliates may apply for and secure and own insurance on Executive's life (in amounts determined by the Company). Executive agrees to cooperate fully in the application for and securing of such insurance, including the submission by Executive to such physical and other examinations, and the answering of such questions and furnishing of such informa-tion by Executive, as may be required by the carrier(s) of such insurance. Notwithstanding anything to the contrary contained herein, neither the Company nor any of its divisions, subsidiaries or affiliates shall be required to obtain any insurance for or on behalf of Executive, except as provided in Section 3.1(c) of this Agreement.


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          6.2  Benefit of Agreement; Assignment;
Beneficiary.
          (a) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including, without limitation, any corporation or person which may acquire all or substantially all of the Company's assets or business, or with or into which the Company may be consolidated or merged. This Agreement shall also inure to the benefit of, and be enforceable by, Executive and her personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder if she had continued to life, all such amounts shall be paid in accordance with the terms of this Agreement to Executive's beneficiary, devisee, legatee or other designee, or if there is no such designee, to Executive's estate.
               (b)  The Company shall require any successor
(whether direct or indirect, by operation of law, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
          6.3 Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently

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given if personally delivered or if sent by telegram or
telex or by registered or certified mail, postage prepaid, with return receipt requested, addressed: (a) in the case of the Company to Orion Pictures Corporation, 1888 Century Park East, Los Angeles, CA 90067, Attention: General Counsel, or to such other address and/or to the attention of such other person as the Company shall designate by written notice to Executive; and (b) in the case of Executive, to Susan Blodgett, 1888 Century Park East, Los Angeles,
CA 90067, or to such other address as Executive shall designate by written notice to the Company. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given.
          6.4 Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties hereto with respect to the terms and conditions of Executive's employment during the term and supersedes any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to compensation due for services rendered hereunder. This Agreement may not be changed or modified except by an instrument in writing signed by all the parties hereto.
          6.5 Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

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          6.6  Headings.  The Article and Section headings
herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.
          6.7 Enforcement. If any action at law or in equity is brought by either party hereto to enforce or interpret any of the terms of this Agreement, the prevailing party shall be entitled to reimbursement by the other party of the reasonable costs and expenses incurred in connection with such action (including reasonable attorneys' fees), in addition to any other relief to which such party may be entitled. Executive shall have no right to enforce any of her rights hereunder by seeking or obtaining injunctive or other equitable relief and acknowledges that damages are an adequate remedy for any breach by the Company of this Agreement.
          6.8  Governing Law.  This Agreement shall be
governed by, and construed and interpreted in accordance with, the internal laws of the State of California without reference to the principles of conflict of laws.
          6.9 Agreement to Take Actions. Each party to this Agreement shall execute and deliver such documents, certificates, agreements and other instruments, and shall take such other actions, as may be reasonably necessary or desirable in order to perform her or its obligations under this Agreement or to effectuate the purposes hereof.

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          6.10  Attorneys' Fees.  Each party to this
Agreement will bear its own expenses in connection with any dispute or legal proceeding between the parties arising out of the subject matter of this Agreement, including any proceeding to enforce any right or provision under this Agreement.
          6.11 Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.
          6.12 Validity. The invalidity or unenforce-ability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.
          6.13 Other Agreements. Executive represents and warrants to the Company that to the best of her knowledge, neither the execution and delivery of this Agreement nor the performance of her duties hereunder violates or will violate the provisions of any other agreement to which she is a party or by which she is bound.
          6.14  Subsidiaries, etc.
               (a)  The Company, OHEC and OPDC shall be
jointly and severally liable to Executive for their respective obligations under this Agreement. Such

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obligations may be satisfied by any of the Company, OHEC or
OPDC.
               (b) The rights of the Company, OHEC and OPDC under this Agreement may be enforced by any of the Company, OHEC or OPDC.
               (c)  For purposes of this Agreement, a
termination of Executive's employment with OHEC shall be considered a termination of her employment with the Company, OHEC and OPDC.
          6.15  Counterparts.  This Agreement may be
executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          IN WITNESS WHEREOF, the Company, OHEC, OPDC and
Executive have duly executed this Agreement as of the date first above written.

                    ORION PICTURES CORPORATION



                    By:   /s/ Leonard White
                       Name:  Leonard White
                       Title:  President



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                    ORION HOME ENTERTAINMENT CORPORATION



                    By:   /s/ Leonard White
                       Name:  Leonard White
                       Title:  Chairman


                    ORION PICTURES DISTRIBUTION CORPORATION



                    By:   /s/ John W. Hester
                       Name:  John W. Hester
                       Title:  Vice President



                            /s/ Susan Blodgett
                                Susan Blodgett








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